Dieter Laininger                                                                  -  – Employment Agreement

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, signed this day of June first, 2011 to be effective as of June 15, by and between QUAKER CHEMICAL B.V., a Netherlands corporation (hereinafter referred to as “QUAKER”), and DIETER LAININGER (hereinafter referred to as “EXECUTIVE”).

BACKGROUND

EXECUTIVE has been employed with QUAKER and its affiliate, Quaker Chemical Corporation, at various positions including, most recently, as its Industry Business Director – Steel/Fluid Power.  QUAKER now wishes to employ EXECUTIVE as Vice President – Global Steel, and EXECUTIVE wishes to be employed by QUAKER in that position.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.0	Appointment.

1.1
Effective as of the date written above QUAKER agrees to employ EXECUTIVE, and EXECUTIVE agrees to serve as QUAKER’s Vice President - Global Steel.  He shall perform all duties consistent with such position as well as any other duties that are assigned to him from time to time by the Chairman, Chief Executive Officer and President or the Board of Directors of Quaker Chemical Corporation.  EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devote his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER.

1.2
Since EXECUTIVE’s new position is with QUAKER, EXECUTIVE’s RIM contract dated February 21, 2001; and the confirmation letter dated February 21, 2006 are hereby terminated as of June 14, 2011, and have no continuing legal effect other than recognizing years of service (as of September first, 1991 for any applicable benefits to be extended pursuant to this Agreement.

Dieter Laininger                                                                  -  – Employment Agreement

2.0	Term.

2.1
Except as otherwise provided for in Paragraph 6, the term of EXECUTIVE’s employment shall continue for an indefinite period of time.  The employment may be terminated by either party with due observance of a 12 months notice period.  Notice may only be given in writing.

3.0	Compensation and Benefits.

3.1
EXECUTIVE’s annual base salary will amount to Є 198, 442.20 gross (subject to applicable withholding) as per September 1, 2011, which will be paid in 12 monthly installments of Є 16, 536.85 gross (subject to applicable withholding).  The rate of base salary will be reviewed and adjusted on an annual basis consistent with QUAKER’S then current practice for reviewing executive officers’ salaries and performance.

3.2
EXECUTIVE will be entitled to an annual incentive bonus package to be established at 0 up to a maximum of 50% of base annual salary (annual salary defined as monthly gross salary x 12) in accordance with the Quaker Chemical Corporation’s Global Annual Incentive Plan.  Under the Quaker Chemical Corporation’s Long-Term Incentive Plan, EXECUTIVE will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors of Quaker Chemical Corporation. Both of the aforementioned incentive Plans may be amended by the Board of Directors at any time including eligibility to participate in any given QUAKER (and/or its affiliate’s) incentive plan, the level of participation in any QUAKER (and/or its affiliate’s) incentive plan, and the terms and conditions of any QUAKER (and/or its affiliate’s) incentive plan. Any changes to those Plans, including participation levels shall not affect any of the other terms and conditions hereof including, without limitation, the convenants contained in the Declaration of Secrecy and Non-Competition attached as Addendum 1. Revisions to Addendum 1 shall become effective upon notification in writing by QUAKER.

3.3
Pursuant to the express terms of the Employment Agreement (and this summary of the general terms of employment), EXECUTIVE shall be responsible for the payment of all withholding taxes, social security payments, and other applicable governmental taxes, charges, or payments.

Dieter Laininger                                                                  -  – Employment Agreement

3.4           EXECUTIVE is eligible for a company automobile for business and personal use consistent with QUAKER’s policy applicable to such benefit as the same may be revised from time to time.  In accordance with QUAKER’s policy, EXECUTIVE will be entitled to reimbursement of telephone expenses.

3.5	EXECUTIVE will be eligible for a contribution for pensions in the annual amount of Euro 16,930.- This amount will be indexed for inflation every year.

4.0	Insurance and additional arrangements.

4.1
EXECUTIVE shall be entitled to Business Travel Accident Insurance made available to all employees of QUAKER in case of accident while traveling on company business.  The principal sum of Accidental Death and Dismemberment Insurance is five (5) times base salary up to a maximum $1,000,000.  Apart from this there is a "24 hour Collective Accident/Disability Insurance" that provides coverage for all employees equal to a maximum of three times the yearly income (basic salary plus holiday allowance and 10% bonus).  Both policies contain certain exclusions. Luggage of employees traveling abroad (world coverage) is insured to a maximum of € 2269. -- per occasion split up into; Luggage: Є 1815. -- with a maximum of 25% = Є 454. -- for high value items (camera, jewelry, etc.) and Cash: Є 454 in excess of Є 45 which is Executive’s own risk, -- per occasion.  QUAKER pays the premium.

4.2	EXECUTIVE will continue to be eligible to receive Quaker contributions for Health Insurance in accordance with your current agreement. This amount is adjusted annually by German government.

4.3
In case of illness of the wife/life partner of an employee or in case of illness of a single employee with children, QUAKER will contribute 50% of the costs of a professional who will take over the normal care of the family under certain conditions.

5.0	Confidentiality and Non-Compete.

5.1
The duties and nature of the position of EXECUTIVE will necessitate full and detailed access to QUAKER’s and its affiliates’ strategic, financial, operational and technical information.  In view thereof, EXECUTIVE, has agreed to sign the Declaration of Secrecy and Non-Competition, attached hereto as Addendum 1 and made a part hereof.

Dieter Laininger                                                                  -  – Employment Agreement

Termination.

5.2
In the event that QUAKER in its sole discretion and at any time terminates this Agreement with EXECUTIVE (other than for Termination for Cause, death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be  in accordance with German legal practice but with a minimum of  twelve (12) months’ base salary calculated at EXECUTIVE’s then current rate.

5.3
This Employment Agreement also can be terminated (and thereby terminate EXECUTIVE's employment with QUAKER) at any time and without notice by “Termination for Cause."  Termination for Cause means EXECUTIVE’s employment with QUAKER shall have been terminated by QUAKER by reason of either:

5.3.1	The willful and continued failure (following written notice/ documentation in writing) by EXECUTIVE to execute his duties under this Employment Agreement; or

5.3.2	The willful engaging by EXECUTIVE in a continued course of misconduct which is materially injurious to QUAKER, monetarily or otherwise.

6.0	Representations and Warranties.

6.1	EXECUTIVE represents and warrants to QUAKER that:

6.1.1
There are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and

6.1.2
His execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

7.0	Liability

Dieter Laininger                                                                  -  – Employment Agreement

The company maintains a Directors and Officers liability Insurance policy. This policy indemnifies the Director, Officers and managers for any wrongful act as long the associate is acting in the scope of his employment. The limits for this policy are US$ 20,000,000. It does not however, insure for any dishonest act, criminal act, libel or slander or other violations of law.

8.0	Miscellaneous.

8.1
This Employment Agreement together with the Addenda hereto contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE’s employment by QUAKER and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Employment Agreement with the inclusion of all Addenda hereto, shall be governed by and construed in accordance with the laws of the Netherlands.

Further there will be no changes in employment conditions, all company rules and practices will remain unchanged.

IN WITNESS WHEREOF, QUAKER has caused this Employment Agreement to be signed by its Managing Director, and EXECUTIVE has signed as of the day and year first above written.

Yours sincerely,                                                                           For agreement:
QUAKER CHEMICAL B.V.

/s/ E. ten Duis                                                                           /s/ D. Laininger

E. ten Duis                                                                           D. Laininger
Director Human Resources                                                                           Date:  June 9, 2011

Dieter Laininger                                                                  -  – Employment Agreement

PROVISIONS TO PROTECT THE COMPANY’S INTERESTS

Inventions
All improvements, modifications, formulations, processes, discoveries or inventions ("Inventions"), whether or not patentable, which were originated, conceived or developed by associate solely or jointly with others (a) during working hours or at the expense of employer or at employer's premises or at a customer's premises or (b) during associate’s employment with employer and which relate to (i) the business of employer or (ii) any research, products, processes, devices, or machines under actual or anticipated development or investigation by employer at that time shall be the sole property of employer (or its nominee). Associate shall promptly disclose to employer all Inventions that associate conceives or becomes aware of at any time during associate’s employment with employer and shall keep complete, accurate, and authentic notes, data and records of all Inventions and of all work done by associate solely or jointly with others, in the form directed by employer. Associate hereby transfers and assigns to employer (or its nominee) all of associate’s right, title, and interest in and to any and all inventions which may be conceived or developed by Associate while employed with employer. Associate shall assist employer at any time and at employer's (or its nominee’s) expense in applying, obtaining, and enforcing any European, United States or other Foreign Letters Patent on any such Inventions and to take such other actions as may be necessary or desirable to protect employer's (or its nominee’s) interests therein. Upon request, associate shall execute any and all applications, assignments, or other documents which employer deems necessary and desirable for such purposes. Associate has attached hereto a list of unpatented inventions that associate has made or conceived prior to employment with employer, and it is agreed that those inventions shall be excluded from the terms of this Agreement.

Secrecy
The undersigned associate acknowledges that information concerning the method and conduct of the Company’s (and any affiliates’) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of the Company's (and any affiliates’) manuals, documents, notes, letters, records, and computer programs are the Company’s (and/or the Company’s affiliates, as the case may be) trade secrets (“Trade Secrets”) and are the sole and exclusive property of the Company (and/or the Company's affiliates, as the case may be). Associate agrees that at no time during or following employment with Quaker will Associate use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of Associate’s employment with the Company (and/or any affiliate), or at any other time upon the Company’s request, Associate agrees to forthwith surrender to the Company (and/or any affiliate, as the case may be) any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the Associate.

Dieter Laininger                                                                  -  – Employment Agreement

Non-Competition
For a period of twelve (12) months after the termination of associate’s employment with the Company (or any affiliate, whichever is the last to occur), associate agrees, regardless of the reason for the termination of employment hereunder, that he will not:
a)
directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by the Company (or any of its affiliates); and

b)
recruit or solicit any Associate of the Company (or any affiliate) or otherwise induce such associate to leave the employ of the Company (or any affiliate, as the case may be) or to become an associate or otherwise associated with his or any firm, corporation, business, or other entity with which the associate is or may become associated.

The undersigned associate forfeits in favour of the Company a penalty payable forthwith of EURO .- for each day of infringement of the above-mentioned prohibition, in lieu of the right of the Company to claim actual damages. The Company may at any time at its own initiative, or at the request of the undersigned Associate, wholly or partly waive the stipulation referred to in this article. As long as the undersigned Associate has not requested the Company to waive the stipulation as referred to in this article, this stipulation shall be deemed between the parties not to harm the associate unreasonably, nor to impede him in a significant way to be employed otherwise than by the Company (or any affiliate).

Yours sincerely,                                                                           For agreement:
QUAKER CHEMICAL B.V.                                                                                     Date:

/s/ E. ten Duis                                                                                     /s/ Dieter Laininger

E. ten Duis                                                                           Dieter                      Laininger
Director Human Resources